EXHIBIT 99.1

ThermoGenesis Corp.

Closes Offering of Common Stock

RANCHO CORDOVA, Calif., March 2/PRNewswire-FirstCall/ -- ThermoGenesis Corp. (Nasdaq: KOOL - News) today announced that the underwriters exercised the over allotment option for an additional 800,000 shares of the Company’s common stock pursuant to the prospectus dated February 3, 2006. Net proceeds before expenses from the exercise of the over allotment were approximately $3.2 million. Upon completion of the offering, ThermoGenesis had approximately 54,784,192 shares issued and outstanding.

The sole book-running manager of the offering was Deutsche Bank Securities Inc. The co-manager of the offering was Jefferies and Company, Inc. Copies of the final prospectus relating to the offering may be obtained from Deutsche Bank Securities Inc., 60 Wall Street, 4th Floor, New York, NY 10005, from the office of Jefferies & Company Inc., or from the SEC’s Web site at www.sec.gov.

About ThermoGenesis Corp.

ThermoGenesis Corp. is a leader in developing and manufacturing automated blood processing systems and disposables that enable the manufacture, preservation and delivery of cell and tissue therapy products.

•	The BioArchive® System, an automated cryogenic device, is used by cord blood stem cell banks in 26 countries for cryopreserving and archiving cord blood stem cell units for transplant.
•	The AutoXpress® System, is a newly developed automated device and companion sterile closed blood processing disposable, to harvest stem cells from cord blood.
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The CryoSeal® FS System, an automated device and companion sterile blood processing disposable, is used to prepare hemostatic and adhesive surgical sealants from the patient’s blood in about an hour. Enrollment in a 150 patient U.S. pivotal clinical trial has been completed and a PMA is being reviewed by the FDA.

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The Thrombin Processing Device™ (TPD™) is a sterile blood processing disposable that prepares activated thrombin from a small aliquot of patient blood, or blood plasma in less than 30 minutes. The TPD market launch is underway in Europe.

This press release, including statements regarding financial information for future periods, contain forward-looking statements, and such statements are made pursuant to the safe harbour provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual outcomes to differ materially from those contemplated by the forward-looking statements. Several factors, including timing of FDA approvals, changes in customer forecasts, our failure to meet customers’ purchase order and quality requirements, supply shortages, production delays, changes in the markets for customers’ products, introduction timing and acceptance of our new products scheduled for fiscal year 2006, and introduction of competitive products and other factors beyond our control, could result in a materially different revenue outcome and/or in our failure to achieve the revenue levels we expect for fiscal 2006. A more complete description of these and other risks that could cause actual events to differ from the outcomes predicted by our forward looking statements is set forth under the caption "Risk Factors" in our annual report on Form 10-K and other reports we file with the Securities and Exchange Commission from time to time, and you should consider each of those factors when evaluating the forward looking statements.

For More Information, Contact:

THERMOGENESIS CORP.

Matthew Plavan: (916) 858-5100

or visit the web site at www.thermogenesis.com